Exhibit 99.1

                     PNM Reports 2001 First Quarter Earnings

ALBUQUERQUE, N.M. April 18, 2001 - PNM, Public Service Company of New Mexico (NYSE:PNM), today reported net earnings for the quarter ended March 31, 2001, of $63.6 million, or $1.60 per share of common stock (diluted), on total operating revenues of $736.5 million, compared to net earnings of $22.0 million, or $0.55 per share of common stock (diluted) on total operating revenues of $321.3 million in the first quarter of the previous year.

Charges related to the proposed Western Resources acquisition recorded during the first quarter 2001 reduced net earnings for the period by $0.05 per diluted share. PNM net earnings before those charges were $1.65 per diluted share. There were no similar items recorded during the comparable quarter of 2000.

The increase in net income for the latest quarter compared to the first quarter of the preceding year was largely due to increased revenues from PNM wholesale power marketing. Wholesale power revenues for the latest quarter totaled $410.7 million, a 310 percent increase over the $100.3 million reported in the comparable period last year. The increase in revenues was primarily due to higher wholesale power prices prevailing in the western U.S. during the first three months of 2001 compared to the same period last year.

Retail electric revenues totaled approximately $126.2 million for the quarter, an increase of 4.0 percent over the comparable period in 2000. The increase was primarily due to the effect of weather and to continued growth in the PNM retail electric sales territory. Temperatures in New Mexico were significantly colder during the first quarter of 2001 compared to the same three-month period in 2000. Heating degree days (a measure of the variation in daily mean temperature below 65 degrees Fahrenheit) totaled 2,089 in Albuquerque during the first three months of 2001, approximately 14 percent more than recorded during the comparable months in 2000.

Gross margin (operating revenues less fuel and purchased power expenses) was $239.4 million in the latest quarter, an increase of 56.1 percent over the same period last year. The increase in gross margin was primarily due to increased margins in the wholesale power market. Based on its current assessment of price volatility and credit issues in the wholesale power market, the company provided an additional allowance against revenues of $13.2 million during the first quarter.

Non-fuel operations and maintenance expenses for the first quarter 2001 increased 8.3 percent compared to the same period last year, primarily as a result of a $4.7 million increase in pension and benefits expense. Other income was reduced $4.9 million compared to the same period last year, primarily due to valuation allowances related to investments in two energy-related technology companies.

PNM management now expects full year 2001 earnings to be significantly higher than the company's previous forecast of $2.60 to $2.70 per share. Because of continuing volatility in the wholesale power market, the company is not providing specific earnings guidance for the year. The company believes its sustainable earnings level is now in the range of $3.50 per share and growing. However, the currently high wholesale prices have the potential to raise earnings substantially above that level in the near term.

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                            Exhibit 99.1 (Continued)

PNM is a combined electric and gas utility serving approximately 1.3 million people in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM stock is traded primarily on the NYSE under the symbol PNM.



              PUBLIC SERVICE COMPANY OF NEW MEXICO AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)

                                                       Three Months Ended            Twelve Months Ended
                                                            March 31                      March 31
                                                      2001            2000           2001           2000
                                                  -------------   -------------  -------------  -------------
                                                           (In thousands except per share amounts)

Operating Revenues:
  Utility.......................................    $ 326,459       $ 220,643      $ 965,204      $ 780,929
  Generation and Trading........................      491,165         176,298      1,390,045        736,826
  Unregulated businesses........................            -             349          1,809          5,692
  Intersegment eliminations.....................      (81,094)        (75,999)      (330,546)      (317,431)
                                                  -------------   -------------  -------------  -------------

    Total operating revenues....................      736,530         321,291      2,026,512      1,206,016
                                                  -------------   -------------  -------------  -------------

Operating Expenses:
  Cost of energy sold...........................      497,098         167,723      1,279,255        589,266
  Operation and maintenance costs...............       89,790          83,118        354,163        351,499
  Depreciation and amortization.................       24,219          24,010         93,268         93,589
  Taxes, other than income taxes................        7,217           7,666         33,956         32,429
  Income taxes, net.............................       40,906           7,827         87,043         23,274
                                                  -------------   -------------  -------------  -------------

    Total operating expenses....................      659,230         290,344      1,847,685      1,090,057
                                                  -------------   -------------  -------------  -------------

    Operating income............................       77,300          30,947        178,827        115,959
                                                  -------------   -------------  -------------  -------------

Other Income and Deductions, Net of Tax                 2,634           7,505         29,043         31,608
                                                  -------------   -------------  -------------  -------------

    Income before interest charges..............       79,934          38,452        207,870        147,567

Net Interest Charges............................       16,382          16,500         65,324         69,130
                                                  -------------   -------------  -------------  -------------

Net Earnings....................................       63,552          21,952        142,546         78,437

Preferred Stock Dividend Requirements...........          146             146            586            586
                                                  -------------   -------------  -------------  -------------

Net Earnings Applicable to Common Stock.........     $ 63,406        $ 21,806      $ 141,960       $ 77,851
                                                  =============   =============  =============  =============
                                                  =============   =============  =============  =============

Earnings Per Share of Common Stock (Basic)......      $  1.62         $  0.55       $   3.61        $  1.92
                                                  =============   =============  =============  =============
                                                  =============   =============  =============  =============

Average Shares Outstanding (Basic)..............       39,118          39,973         39,275         40,594
                                                  =============   =============  =============  =============

Earnings Per Share of Common Stock (Diluted)....      $  1.60         $  0.55       $   3.58        $  1.91
                                                  =============   =============  =============  =============

Average Shares Outstanding (Diluted)............       39,599          40,001         39,611         40,655
                                                  =============   =============  =============  =============

Dividends Paid Per Share of Common Stock........      $  0.20         $  0.20       $   0.80        $  0.80
                                                  =============   =============  =============  =============


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